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                                                Exhibit 23.02

                  Consent of Independent Public Accountants


As independent public accountants, we hereby consent to incorporation by reference in Registration Statements No. 33-57223 and No. 33-62198 of Cardinal Health, Inc. on Form S-3 and Registration Statements No. 33-20895, No. 33-38021, No. 33-38022, No. 33-42357, No. 33-52535, No. 33-52537 and No.
33-52539 of Cardinal Health, Inc. on Form S-8 of our report for Whitmire Distribution Corporation dated September 3, 1993 appearing in this Annual Report on Form 10-K of Cardinal Health, Inc. for the year ended June 30, 1995. It should be noted that we have not audited any financial statements of Whitmire Distribution Corporation subsequent to June 30, 1993 or performed any audit procedures subsequent to the date of our report.


Arthur Andersen LLP

Sacramento, California
September 19, 1995